Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRALASE REPORTS THIRD QUARTER 2004

REVENUES DOUBLED OVER THIRD QUARTER 2003

Increases Led by Higher Laser Placements and

Rise in Sales of Per-Procedure Disposables

IRVINE, Calif. – (BUSINESS WIRE) – October 28, 2004, IntraLase Corp., (NASDAQ:ILSE) reported today consolidated revenues for the third quarter ended September 30, 2004 more than doubled over the comparable prior-year period to $15.5 million. Revenues benefited from continued growth in demand for INTRALASE FS® lasers, with the company placing for sale or lease 27 lasers in the quarter compared to 14 sales or leases in the third quarter of 2003. Laser revenues were $8.6 million versus $3.4 million in the comparable quarter a year ago. The company’s expanding base of installed lasers resulted in an increase in per-procedure disposable patient interface revenues, which also more than doubled to $5.7 million in the third quarter of 2004 versus $2.6 million in the prior-year period. Per-procedure revenues stem from disposable patient interfaces used to create corneal flaps in the first step of each LASIK procedure. Revenues from laser maintenance contracts totaled $1.2 million for the third quarter versus $0.5 million for the prior-year quarter.

Robert J. Palmisano, President and Chief Executive Officer of IntraLase, said today, “The growing acceptance among refractive surgeons that IntraLase lasers enable superior clinical and visual outcomes for patients is at the heart of our success. We estimate that over 15% of all LASIK procedures performed in the U.S. during the third quarter of 2004 relied on one of our lasers for the creation of a corneal flap, a rate that is almost 70% greater than a year ago. All indications point towards a continuation of this trend.”

Mr. Palmisano went on to say, “The annuity nature of our business model is apparent in the rapid growth of our per-procedure disposable patient interface unit volume, which exceeded 49,000 in the third quarter of 2004 as compared to approximately 22,000 procedures sold in the third quarter of 2003. Our installed base of lasers reached 180 at the end of the quarter, and our current experience suggests that each of these could be used in approximately 1,200 corneal flap procedures on an annualized basis.”

For the first nine months of 2004, consolidated revenues totaled $40.8 million versus $15.1 million in 2003. Laser revenues of $21.7 million increased substantially from the 2003 nine- month revenue amount of $7.9 million, while per-procedure disposable patient interface revenues increased to $16.1 million, a gain of 155% from the $6.3 million attained in the first nine months of 2003. Maintenance revenues amounted to $3.0 million for the first nine months of 2004 compared to $0.9 million the previous year.

The company’s increasing revenues and procedure volumes led to a substantial rise in the gross margin, which climbed to 45.1% in the 2004 third quarter, an increase of 26% from the comparable period a year ago.

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IntraLase Reports 2004 Third Quarter Results

October 28, 2004

The net loss for the third quarter amounted to $3.2 million or $1.37 per share versus the prior-year loss of $2.7 million or $1.27 per share. The higher loss in the most recent quarter stemmed from an increase in stock-based compensation and continuing discretionary investments in research and development, clinical support, marketing and other programs designed to strongly position IntraLase technology in new markets in North America, Europe and Asia. For the first nine months of 2004, the net loss declined to $7.1 million or $3.15 per share compared to the prior-year loss of $9.7 million or $4.66 per share.

Nine of the 27 lasers sold or leased in the third quarter were placed in markets outside the U.S., including the company’s first installations in Hong Kong, Germany, and the United Kingdom. Also during the quarter, regulatory approval was received to begin marketing IntraLase lasers in Australia.

On October 6, 2004, IntraLase completed its initial public offering of 7.3 million shares of common stock through which it received proceeds of $84.3 million, inclusive of the October 13, 2004 exercise of the underwriters’ over-allotment option. The proceeds from this offering significantly strengthened the company’s capital resources, resulting in a pro forma cash balance of approximately $91.4 million (assuming the offering was completed on September 30, 2004.) Also in October, Charline Gauthier, previously Vice President, Research, Development and Corporate Affairs was named Executive Vice President and Chief Operating Officer, and Shelley B. Thunen, previously Vice President and Chief Financial Officer was promoted to Executive Vice President and Chief Financial Officer.

Robert Palmisano commented on these most recent developments by saying, “We now have substantial additional resources to pursue our business strategies and to establish IntraLase lasers as the new standard of care for the creation of the corneal flap in the first step of LASIK surgery throughout the world.” He concluded by stating, “We are very pleased by our continued commercial momentum during the third quarter and by the further development of our senior management team. The company’s strong sales momentum should enable us to reach profitability in the fourth quarter of this year.”

About IntraLase Corp:

IntraLase designs, develops and manufactures an ultra-fast laser, related software and disposable devices used to create a corneal flap, the first step in LASIK surgery for the correction of vision. The company’s products improve the safety, precision and visual results of LASIK procedures by providing a computer-controlled laser solution in place of the hand-held mechanical, metal-bladed microkeratome traditionally used to create corneal flaps. IntraLase lasers and disposable per procedure patient interfaces are presently marketed throughout the United States and 17 other countries. The company is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Investor Conference call:

The conference call will be webcast live by Thomson/CCBN and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call

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IntraLase Reports 2004 Third Quarter Results

October 28, 2004

at: www.fulldisclosure.com. Institutional investors can access the call via the password-protected event management site, StreetEvents www.streetevents.com. The call may also be accessed by telephone at (800) 237-9752 or for international parties at (617) 847-8706 and entering the confirmation code 95586103 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast of the call may be accessed October 28, 2004 by 2:00 p.m. Eastern Time for a one-week period by calling (888) 286-8010 or for international parties (617) 801-6888 and entering confirmation code 24962001.

Forward Looking Statements:

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; the extent of adoption of our product offering by LASIK surgeons; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in our final 424(b)(4) prospectus, as filed with the Securities and Exchange Commission on October 7, 2004.

These forward-looking statements are made only as of the date of this press release, and we assume no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

For further information concerning this press release, contact:

Franklin T. Jepson

Vice President Communications and Investor Relations

(949) 859-5230 x260

fjepson@intralase.com

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IntraLase Reports 2004 Third Quarter Results

October 28, 2004

IntraLase Corp.

Condensed Consolidated Balance Sheet

	September 30, 2004	December 31, 2003
Assets:
Cash, cash equivalents and marketable securities (1)	$7,065,276	$11,892,880
Accounts receivable, Net	8,164,097	4,213,288
Inventories, Net	8,336,495	6,266,973
Other current assets	650,161	663,914

Total current assets	24,216,029	23,037,055

Total long-term assets	9,374,851	6,919,828

Total	$33,590,880	$29,956,883

Liabilities and Stockholders’ Deficit:
Total current liabilities	$16,217,302	$8,245,563
Total long-term liabilities	676,301	461,488

Total liabilities	16,893,603	8,707,051
Redeemable convertible preferred stock (1)	73,305,532	73,260,687

Stockholders’ deficit (1)	(56,608,255)	(52,010,855)

Total	$33,590,880	$29,956,883

(1).	On October 6, 2004, the company completed its initial public offering of common stock, receiving net proceeds of $84.3 million from the sale of 7,295,447 shares of common stock, including the sale of 995,447 over-allotment shares. In addition, 22,191,333 shares of redeemable convertible preferred stock converted to 16,797,103 shares of common stock. Had the initial public offering occurred on September 30, 2004; cash, cash equivalents and marketable securities, total stockholders’ equity and total shares outstanding would have been $91.4 million, $103.2 million, and 26,436,699 shares respectively, after underwriting fees, offering expenses, repayment of debt and commitments due upon the close of the offering.

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IntraLase Reports 2004 Third Quarter Results

October 28, 2004

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues – product revenues (2)	$15,493,329	$6,545,494	$40,805,023	$15,095,395
Costs of goods sold (3)	8,499,532	4,204,078	23,656,255	10,347,750

Gross Margin	6,993,797	2,341,416	17,148,768	4,747,645

Operating expenses:
Research and development (3)	3,771,928	2,386,660	9,003,812	6,845,444
Selling, general and administrative (3)	6,361,217	2,621,129	15,259,206	7,602,238

Total operating expenses	10,133,145	5,007,789	24,263,018	14,447,682

Loss from operations	(3,139,348)	(2,666,373)	(7,114,250)	(9,700,037)
Interest and other income (expense), net	(1,637)	26,241	38,011	55,445

Loss before provision for income taxes	(3,140,985)	(2,640,132)	(7,076,239)	(9,644,592)

Provision for income taxes	7,500	3,580	22,500	19,431

Net loss	(3,148,485)	(2,643,712)	(7,098,739)	(9,664,023)
Accretion of preferred stock	(14,948)	(14,948)	(44,845)	(44,845)
Net loss applicable to common stockholders	$(3,163,433)	$(2,658,660)	$(7,143,584)	$(9,708,868)

Net loss per share applicable to common shareholders – basic and diluted (1)	$(1.37)	$(1.27)	$(3.15)	$(4.66)

Weighted average shares outstanding – basic and diluted (1)	2,312,946	2,085,445	2,267,167	2,082,860

(2).	Revenues from product sales are as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Laser revenues	$8,553,121	$3,438,365	$21,696,394	$7,900,938
Per procedure disposable patient interface revenues	5,729,870	2,605,995	16,063,848	6,302,519
Maintenance revenues	1,210,338	501,134	3,044,781	891,938

	$15,493,329	$6,545,494	$40,805,023	$15,095,395

(3) Amounts include stock-based compensation, as follows:

Costs of goods sold	$72,406	$1,721	$145,798	$8,858
Research and development	268,758	20,000	901,592	59,774
Selling, general and administrative	539,196	57,794	1,355,428	152,934

	$880,360	$79,515	$2,402,818	$221,566

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